Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

     This Severance Agreement and Release (the “Agreement”) is effective on the date described in Section 17. This Agreement is made as a mutually agreed compromise among the Parties for the complete and final settlement of all claims, differences, and causes of action existing between them as of the Effective Date of this Agreement.

Parties

     The parties to this Agreement are PetroQuest Energy, Inc., a Delaware corporation (the “Company”) and Ralph J. Daigle, an individual (“Employee”). Employee and the Company are collectively referred to as the “Parties.”

Preamble

     WHEREAS, Employee previously served as a director of the Company and was previously employed as an officer and employee of the Company, to perform work at the Company’s workplace in Lafayette, Louisiana and Houston, Texas, pursuant to an Employment Agreement dated September 1, 1998, and subsequently amended (the “Employment Agreement”);

     WHEREAS, Employee and the Company also entered into a Termination Agreement dated December 16, 1998, and subsequently amended (the “Termination Agreement”);

     WHEREAS, Employee and the Company also entered into an Indemnification Agreement dated December 16, 1998 (the “Indemnification Agreement”);

     WHEREAS, Employee held certain other positions as an employee, officer or director of certain subsidiaries and affiliates of the Company;

     WHEREAS, Employee desires to resign from the Company and/or its Affiliates effective March 31, 2005;

     WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee’s employment with and separation from the Company and/or its Affiliates;

     WHEREAS, Employee has had at least 21 days to consider this Agreement;

     WHEREAS, the Company has advised Employee in writing to consult with a lawyer;

     WHEREAS, Employee has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and

     WHEREAS, Employee understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.

Agreement

     NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Definitions. When used in this Agreement, “Company and/or its Affiliates” shall mean and include PetroQuest Energy, Inc., a Delaware corporation, and all of its predecessors, successors, parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, assigns, present and former officers, directors, employees, shareholders, agents, employee benefit plans and plan fiduciaries, whether in their individual or official capacities.

     2. Termination Date. Employee’s employment with the Company ended effective March 31, 2005 (the “Termination Date”). Employee hereby resigns all positions he holds as an employee, officer or director of the Company and/or its Affiliates, effective as of the Termination Date, and agrees to provide a letter of resignation to the Company in the form attached as Exhibit “A”.

     3. Pay Through Termination Date. Not later than thirty (30) days after the Effective Date, the Company will pay Employee the sum of $5,000.00. Employee agrees that this payment includes all accrued employment benefits payable to Employee, including without limitation all salary, wages, and accrued and unpaid vacation leave, sick time or other paid time off earned before the Termination Date.

     4. Severance Pay. As consideration for Employee’s release, the Company further agrees to pay Employee, his successors and assigns the sum of $180,000.00 (the “Severance Pay”), representing twelve (12) months’ pay. The Company will pay this additional amount, commencing April 15, 2005, in equal payments over twenty-four (24) months, at the same time and in the same manner that the Company pays its other employees as part of its normal payroll process. Employee agrees that the Severance Pay is in addition to anything of value to which Employee already is entitled from the Company, and that the Severance Pay is in satisfaction of any claim for unpaid, deferred or reduced salary, wages or compensation of any sort, including without limitation any agreements by Employee with the Company, whether oral or written, to forego salary and bonuses payable to Employee under the Employment Agreement or otherwise in 2003 and prior years.

     5. Additional Severance Benefits. As additional consideration for Employee’s release, and provided that Employee is eligible for and timely elects COBRA continuation coverage, the Company will pay 100% of applicable COBRA insurance premiums for the benefit of Employee and Employee’s spouse under Employee’s current group plan election (the “Additional Severance Benefits”), until the earlier of (a) eighteen (18) months after the Termination Date; or (b) the date Employee obtains other employment and becomes eligible for benefits through such subsequent employment; or (c) the date any such group plan is terminated. As further consideration for this Agreement, Employee will receive from the Company the furniture and equipment identified on Exhibit “B-1”.

     6. Office Furniture and Files. Employee, for and in consideration of the sum of $11,000.00 hereby sells and delivers to the Company the office furniture listed on Exhibit B-2 hereto and Employee hereby transfers and quitclaims to the Company any other furniture, furnishings or equipment of Employee in the Company’s possession. Files, data and other materials of Employee remaining with the Company after the Termination Date and not removed by Employee will be maintained by the Company for a period for one (1) year after the Termination Date and available to the Employee for copying; thereafter, such materials shall be surrendered by the Employee and shall become the property of the Company. The Company will have no obligation to keep or maintain such files and materials thereafter

     7. Withholding. All amounts paid pursuant to this Agreement will be reduced by withholdings required, in the Company’s reasonable discretion, by applicable local, state or federal law.

     8. Release by Employee. (a) In consideration of the Severance Pay and the Additional Severance Benefits, all described above, Employee, individually and on behalf of Employee’s spouse, life partner, heirs, administrators, executors, guardians, assigns and agents, irrevocably, unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

     (a) This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Louisiana Employment Discrimination Law, the Louisiana Wage Payment Law, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.

     (b) Employee represents that Employee has read and understands this release provision and that (i) rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company and/or its Affiliates that Employee is releasing and (ii) Employee is not releasing any rights or claims arising after the Effective Date.

     (c) Notwithstanding anything to the contrary in this Section, Employee is not releasing any right to (i) any vested benefit under any employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended, (ii) any rights to COBRA continuation coverage, (iii) any rights provided in the Indemnification Agreement, which shall continue in effect in accordance with its terms, or (iv) any rights provided in this Agreement.

     9. Termination of Previous Agreements. The Parties agree that the Employment Agreement is hereby terminated and of no further force and effect as of the Termination Date, except that the following identified portions of the Employment Agreement shall survive termination, in accordance with their terms: Section 8 (regarding Employee’s Confidentiality Obligation), Section 9 (regarding Disclosure of Information, etc.), Section 10 (regarding Ownership of Information, etc.), Subsection 12.7 (regarding Injunctive Relief). The Parties further agree that the Termination Agreement is hereby terminated and of no further force and effect as of the Termination Date.

     10. Non-Competition. In consideration of the Severance Pay and the Additional Severance Benefits, as described above, Employee and the Company agree to terminate Section 11 of the Employment Agreement, regarding Employee’s Non-Competition Obligation, and replace it with the following:

     (a) The Company is engaged in the business of generating, developing acquiring and operating oil and gas properties onshore and offshore in the United States Gulf coast region, East Texas and the Arkoma Basin (the “Business”). The Company presently carries on business in the parishes, municipalities and geographic areas included on Exhibit “C” hereto (the “Areas of Interest”):

     (b) In order to maintain its competitive advantage relative to others in the Business, the Company gathers, keeps and maintains certain Confidential Information (as defined in Section 8 of the Employment Agreement). Employee acknowledges and agrees that Employee has learned such Confidential Information during his employment with the Company.

     (c) Employee acknowledges that the Company could not protect the Confidential Information against unauthorized use or disclosure and could not readily insure compliance with this Agreement and the surviving provisions of the Employment Agreement if Employee held any interest in a competitor in the Business or enabled the Company’s personnel or customers to become personnel or customers of a competitor in the Business.

     (d) In order to protect against unauthorized disclosure, and in addition to the other rights of the Company created or retained hereunder with respect to the Confidential Information, Employee agrees that, for a period of one (1) year following the Termination Date, Employee shall not, acting alone or in conjunction with others, without prior written notice to the Company and an offer by Employee to the Company for the Company to participate with Employee in such activities on the same basis and terms as Employee, unless agreed otherwise, directly or indirectly, in any of the Areas of

Interest in which the Company and/or its Affiliates is presently or at the Termination Date carrying on Business, (i) acquire or secure the right to acquire any mineral rights, interests or oil and gas properties or operate any oil and gas properties within the Areas of Interest unless it is by, through or under the Company or for the benefit of the Company, or (ii) invest or engage, directly or indirectly, in any business which is similar to that of the Company’s Business or accept employment with or render services to such a similar business as a director, officer, agent, employee, consultant, independent contractor or otherwise, or (iii) take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by Employee of up to three percent of the voting stock of any corporation subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, shall not violate this Section 10.

     (e) Within sixty (60) days of the Effective Date, the Parties agree to negotiate in good faith for a consulting agreement between the Company and Employee providing for an arrangement whereby Employee, under terms to be provided therein, originates and develops projects within the geographical areas listed on Exhibit “D” hereto and provides the Company with a right of first refusal with respect to those projects. In the event the Parties execute such consulting agreement with respect to the geographical areas listed on Exhibit “D”, the areas listed on Exhibit “D” will be excluded from Section 10(d) of this Agreement and the terms of the consulting agreement will control.

     (f) In addition to the other obligations agreed to by Employee in this Agreement, Employee agrees that, for a period of one year following the Termination Date, Employee shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company and/or its Affiliates to leave such employment, (ii) without the express prior written consent of the Company, pursue, solicit, participate in, invest in, operate or otherwise acquire any interest or rights whatsoever in any oil and gas prospect or acquisition prospect or opportunity presented to or considered by the Company and/or its Affilitates prior to the Termination Date, or (iii) in any other manner use any printed or electronic material or other information of the Company and/or its Affilitates relating thereto, whether or not such information is Confidential Information.

     (g) The Parties agree that the provisions of this Section are reasonable in time, geographic scope and scope of activity restrained and are intended to protect the Confidential Information, the Business, business goodwill and other business interests of the Company. In the event that any court or other tribunal of competent jurisdiction finds that any limitation contained in this Section 10 as to time, geographic area or scope of activity restrained is overbroad under applicable law, such court or tribunal shall reform the affected covenant to have the broadest limitation possible to enforce any affected provision of this Section 10.

     11. Future Employment. Employee acknowledges that the Company and/or its Affiliates are not obligated to offer employment to Employee, now or in the future.

     12. No Other Claims. Employee represents that Employee has not filed or authorized the filing of any complaints, charges or lawsuits against the Company and/or its Affiliates with any federal, state or local court, governmental agency, or administrative agency, and that if, unbeknownst to Employee, any such complaint has been filed on Employee’s behalf, Employee will use Employee’s best efforts to cause it to be withdrawn immediately and dismissed with prejudice.

     13. Confidentiality. Employee shall keep strictly confidential all the terms and conditions, including amounts, in the Agreement and shall not disclose them to any person other than Employee’s spouse and legal and/or financial advisors (who are informed by Employee of this confidentiality provision and agree to abide by it), government officials who seek such information in the course of their official duties, or individuals at the Company responsible for implementing the Agreement, unless compelled to do so by law or regulation, or business necessity (including U.S. Securities and Exchange Commission or tax reporting obligations). Nothing in this Section is intended to prevent Employee from disclosing the fact that he was employed by the Company and/or its Affiliates or from describing his employment duties. If any person or entity requests or demands, by subpoena or otherwise, that Employee disclose or produce this Agreement, any terms or conditions in it, or any other information designated confidential in this Section, then Employee shall immediately notify the Company in writing. Employee shall provide the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena. In the event of such notice, the Company may assert all applicable rights and privileges with regard to this Agreement, at its sole discretion, and this paragraph does not require the Company to assert any such rights or privileges.

     14. Litigation Support. In the event and for so long as the Company and/or its Affiliates is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand brought against (a) the Company and/or its Affiliates or (b) the Employee in his capacity of employee, director or officer of the Company and/or its Affiliates in connection with any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Company and/or its Affiliates, then Employee will reasonably cooperate with the Company and/or its Affiliates or their counsel in the contest or defense, and provide such testimony and access to his books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Company. Employee further agrees to not provide assistance of any kind, other than as required by law, to any party to assist in pursuing any currently pending or threatened claim, litigation, arbitration, mediation, administrative hearing or other legal proceedings against the Company and/or its Affiliates.

     15. Remedies for Breach. The Company and the Employee agree that a breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance, and other equitable relief to prevent or to redress the violation of the Employee’s obligations hereunder. In the event of a breach of this Agreement by the Employee, the Company shall have the right, at its option, to terminate or suspend the payment of Severance Pay.

     16. No Oral Representations; Authority. The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement. The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

     17. Revocation of Agreement; Effective Date. Employee, at Employee’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch to the Company at the address specified in Section 19(h). If Employee elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Employee does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after Employee signs the Agreement) (the “Effective Date”).

     18. Return of Company Materials. Employee agrees to deliver promptly to the Company all originals and copies of any information, data or materials (whether in written, electronic or other form) in the Employee’s possession, custody, or control containing confidential information of the Company.

     19. Miscellaneous.

     (a) This Agreement, the surviving paragraphs of the Employment Agreement, and agreements and documents related to stock options, and other benefit plans constitute the entire agreement between the Parties. This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

     (b) The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

     (c) The Parties confirm they have had the opportunity to have this Agreement explained to them by attorneys of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its attorneys and not upon any recommendation of Employee or his agents, attorneys or other representatives. Likewise, Employee is relying on his own judgment and on the advice of his attorneys, and not upon any recommendation of the Company or its directors, officers, employees, agents, attorneys or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.

     (d) This Agreement may not be modified or amended except by a writing signed by all Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced.

     (e) If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

     (f) The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of any Party by virtue of the identity, interest, or affiliation of its preparer.

     (g) This Agreement is made and shall be enforced pursuant to the laws of the State of Louisiana, without regard to its law governing conflicts of law.

     (h) All notices and other communications required or permitted by this Agreement or necessary or convenient in connection with it shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows:

To the Company:	To Employee:

PetroQuest Energy, Inc.
Attn: General Counsel	Ralph J. Daigle
400 E. Kaliste Saloom Road, Suite 6000	106 Running Deer
Lafayette, Louisiana 70508	Lafayette, Louisiana 70503

Either Party may change his or its name or address for notice in the manner specified in this Section 19(h).

     20. Dispute Resolution. Any dispute arising out of or relating to this Agreement, or any breach thereof, shall be resolved by binding arbitration in Lafayette, Louisiana, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect, as amended by this Agreement, and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The Parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement. The arbitrator’s decision shall follow the plain meaning of the relevant documents, apply Louisiana law, and shall be final and binding. The location of such arbitration in Lafayette, Louisiana, shall be selected by the Company in its sole and absolute discretion. All costs and expenses, including attorneys’ fees, relating to the resolution of any such dispute shall be borne by the party incurring such costs and expenses. Notwithstanding anything in this Section 20 to the contrary, the Parties acknowledge that either of them may seek emergency or temporary injunctive relief, but absolutely no other relief, in any court of competent jurisdiction. All other disputes, claims and remedies shall be settled by arbitration in accordance with this Section.

RALPH J. DAIGLE		PETROQUEST ENERGY, INC.
(“Employee”)		(“Company”)

By:	/s/ Ralph J. Daigle	By:	/s/ Charles T. Goodson

Printed Name: Ralph J. Daigle		Printed Name: Charles T. Goodson
		Title:	Chairman, Chief Executive Officer &
Date: March 31, 2005			President
		Date:	March 31, 2005

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

Exhibit “A”

Resignation Letter

March 31, 2005

PetroQuest Energy, Inc.
Attn: Chairman of the Board
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

Gentlemen:

     Please accept this letter as notice of my resignation from all positions as an employee, officer and director of PetroQuest Energy, Inc., and all its subsidiaries (including without limitation, PetroQuest Energy, L.L.C., PetroQuest Oil & Gas, L.L.C. and Pittrans, Inc.), effective March 31, 2005.

Sincerely,

Ralph J. Daigle

EXHIBIT “B-1”

Dell Latitude C800 - laptop computer

Docking Station

HP 2230 Printer

View Sonic LCD Monitor

EXHIBIT “B-2”

Desk

Credenza

Large desk chair

EXHIBIT “C”

     (a) in Louisiana, the parishes of Acadia, Ascension, Caddo, Calcasieu, Cameron, Claiborne, DeSoto, East Feliciana, Iberia, Iberville, Jefferson, Lafayette, Lafourche, Plaquemines, Pointe Coupee, St. Bernard, St. Charles, St. Helena, St. Martin, St. Mary, Tangipahoa, Terrebonne and Vermilion;

     (b) the Federal Outer Continental Shelf of the Gulf of Mexico adjacent to the states of Texas, Louisiana, Mississippi and Alabama, specifically including but not limited to those areas that are offshore and adjacent to the following Louisiana parishes: St. Bernard, Plaquemines, Jefferson, Lafourche, St. Mary, Terrebonne, Iberia, Vermilion and Cameron, and those that are offshore and adjacent to the following Texas counties: Jefferson, Chambers, Galveston, Harris, Brazoria, Matagorda, Calhoun, Aransas, Nueces, Kleberg; Kenedy, Willacy and Cameron, and those that are offshore and adjacent to the following Mississippi counties: Hancock, Harrison and Jackson;

     (c) in Texas, the counties of Anderson, Cherokee, DeWitt, Matagorda, Panola, Freestone and Shelby; and

     (d) in Oklahoma, the counties of Atoka, McClain, McIntosh and Pittsburg, Coal, Haskell, Hughes, Latimer, LeFlore, McIntosh, Pittsburg and Pushmataha.

EXHIBIT “D”

In Louisiana, the parishes of Acadia, Iberia, Iberville, Lafayette, Lafourche, St. Martin, St. Mary, Terrebonne and Vermilion.